Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-37632, 033-53723, 033-35476, 333-92264, 333-123166, 333-135365 and 333-195642) of Cabot Oil & Gas Corporation of our report dated June 23, 2017, relating to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016, which appear in this Form 11-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Houston, Texas
June 23, 2017